February 2015
Pricing Sheet dated February 2, 2015 relating to
Preliminary Terms No. 295 dated January 29, 2015
Registration Statement No. 333-199966
Filed pursuant to Rule 433

S T R U C T U R E D  I N V E S T M E N T S

Opportunities in U.S. and International Equities

Contingent Income Auto-Callable Securities due February 6, 2020

All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

Principal at Risk Securities

PRICING TERMS — February 2, 2015
Issuer:	JPMorgan Chase & Co.
Underlying indices:	Russell 2000® Index (the “RTY Index”) and EURO STOXX 50® Index (the “SX5E Index”) (each an “underlying index”)
Aggregate principal amount:	$3,817,000
Early redemption:

If, on any of the determination dates (other than the final determination date), the closing level of each underlying index is greater than or equal to its initial index value, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any contingent payment date if the closing level of either underlying index is below its initial index value on the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:

— If, on any determination date, the closing level of each underlying index is greater than or equal to its downside threshold level, we will pay a contingent quarterly payment of $0.225 (2.25% of the stated principal amount) per security on the related contingent payment date.

— If, on any determination date, the closing level of either underlying index is less than its downside threshold level, no contingent quarterly payment will be payable with respect to that determination date. It is possible that one or both of the underlying indices will remain below their respective downside threshold levels for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly payments.

Payment at maturity:	— If the final index value of each underlying index is greater than or equal to its downside threshold level:	(i) the stated principal amount, plus (ii) the contingent quarterly payment with respect to the final determination date
	— If the final index value of either underlying index is less than its downside threshold level:	(i) the stated principal amount times (ii) the index performance factor of the worst performing underlying index. This amount will be less than 75% of the stated principal amount of the securities and could be zero.
Downside threshold level:	With respect to the RTY Index: 881.63625, which is equal to 75% of its initial index value With respect to the SX5E Index: 2,527.5825, which is equal to 75% of its initial index value
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	February 2, 2015
Original issue date (settlement date):	February 5, 2015
Maturity date:	February 6, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
Terms continued on the following page
Agent:	J.P. Morgan Securities LLC (“JPMS”)

Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.25(2)	$9.70
		$0.05(3)
Total	$3,817,000.00	$114,510.00	$3,702,490.00
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.25 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security

The estimated value of the securities on the pricing date as determined by JPMS was $9.454 per $10 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in the accompanying preliminary terms for additional information.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” in the accompanying preliminary terms.

Preliminary terms no. 295 dated January  29, 2015: http://www.sec.gov/Archives/edgar/data/19617/000119312515025514/d861317dfwp.htm

Product supplement no. 4a-I dated November  7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November  7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November  7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

Contingent Income Auto-Callable Securities due February 6, 2020

Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

Principal at Risk Securities

Terms continued from previous page:
Initial index value:	With respect to the RTY Index: 1,175.515, which is its closing level on the pricing date With respect to the SX5E Index: 3,370.11, which is its closing level on the pricing date
Final index value:	With respect to each underlying index, the closing level on the final determination date
Worst performing underlying index:	The underlying index with the worst index performance factor
Index performance factor:	With respect to each underlying index, final index value divided by the initial index value
Determination dates:	May 4, 2015, August 3, 2015, November 2, 2015, February 2, 2016, May 2, 2016, August 2, 2016, November 2, 2016, February 2, 2017, May 2, 2017, August 2, 2017, November 2, 2017, February 2, 2018, May 2, 2018, August 2, 2018, November 2, 2018, February 4, 2019, May 2, 2019, August 2, 2019, November 4, 2019 and February 3, 2020, subject to postponement for non-trading days and certain market disruption events. We also refer to February 3, 2020 as the final determination date.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
CUSIP/ISIN:	48127R685 / US48127R6852
Listing:	The securities will not be listed on any securities exchange.

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